EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1100

john.mills@icrinc.com

Cutera® Reports Fourth Quarter and Full Year 2007 Results

BRISBANE, Calif., February 11, 2008—Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today reported financial results for the fourth quarter and twelve months ended December 31, 2007. Key financial information includes:

	Fourth quarter 2007	Full Year 2007
Revenue:	$26.5 million	$101.7 million
GAAP diluted EPS:	$0.27	$0.74
Non-GAAP(1) diluted EPS:	$0.32	$1.00
Cash generated by operations:	$5.0 million	$16.9 million

“2007 was a transitional year for Cutera,” said Kevin Connors, President and Chief Executive Officer. “We made significant investments in our business, including the restructuring and expansion of our North American sales force, and expanded our product portfolio with the introduction of our new Pearl application.”

He added, “Pearl continues to be favorably received by our customers and is gaining traction in the market. We are continuing to receive positive clinical results and expect Pearl to be an important part of our product offering in 2008 and beyond.”

Mr. Connors continued, “U.S. revenue declined 8% in 2007 due primarily to lower productivity of our new and restructured North American sales force, combined with a slower domestic industry growth rate. However, we now have in place a seasoned sales management team, and are pleased with the level of talent of our new sales hires. We ended the year with 60 sales territories throughout North America and expect to improve North American sales performance in 2008. In addition, PSS continued to contribute significantly to our revenue, and we are encouraged about our growth opportunities with this important relationship.”

“International revenue increased 22% in 2007 as the significant investments we made during the past few years continued to produce positive results. We experienced growth in many of these markets, with particular strength in Australia, Japan and many European countries.”

Mr. Connors concluded, “We generated $16.9 million cash from operations in 2007, demonstrating the strong fundamentals of our business model. We ended the year with approximately $107 million in cash and marketable securities, with no debt, after completing a $25 million stock repurchase program. Cutera remains focused on capturing a greater position in what we see is an exciting worldwide market for aesthetic laser and light-based equipment. We believe we have made the necessary improvements and developed the appropriate infrastructure to achieve higher performance in 2008 and beyond.”

Non-GAAP Presentation:

(1)	Effective January 1, 2006, Cutera adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), which required the Company to recognize compensation expense relating to share-based payment transactions in the Statement of Operations. To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP net income and non-GAAP diluted income per share measures that exclude the impact of all stock-based compensation expenses, net of income taxes. The Company believes that this non-GAAP financial measure provides investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against its internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call:

The conference call to discuss these results is scheduled to begin at 2:00 p.m. PST (5:00 p.m. EST) on February 11, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.cutera.com and will be archived online within one hour of its completion. In addition, you may call 1-800-762-8779 to listen to the live broadcast. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Chief Financial Officer.

A telephonic playback will be available from 5:00 p.m. PST (8:00 p.m. EST) on February 11, 2008, through 8:59 p.m. PST (11:59 p.m. EST) on February 25, 2008 by calling 1-800-406-7325. To access this playback, please enter pass code 3829016.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s ability to grow its business, expectations regarding new products and applications, plans to improve the performance of its sales and distribution network and outlook regarding long-term prospects are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera’s business and cause its financial results to differ materially from those contained in the forward-looking statements include its ability to improve sales productivity and performance worldwide; its ability to successfully develop and acquire new products and applications and market them to both its installed based and new customers; unforeseen events and circumstances relating to its operations; government regulatory actions; general economic conditions; and those other factors described in the section entitled, “Risk Factors,” in its most recent Form 10-Q as filed with the Securities and Exchange Commission on November 5, 2007. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera’s fourth quarter and year ended December 31, 2007 financial performance, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$11,054	$11,800
Marketable investments	95,939	96,285
Accounts receivable, net	10,692	9,601
Inventories	7,533	5,220
Deferred tax asset	8,058	5,792
Other current assets	1,955	2,702

Total current assets	135,231	131,400

Property and equipment, net	1,361	1,029
Intangibles, net	1,227	1,446
Deferred tax asset, net of current portion	834	—

Total assets	$138,653	$133,875

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,350	$2,212
Accrued liabilities	13,587	13,675
Deferred revenue	4,971	3,514

Total current liabilities	20,908	19,401

Deferred rent	1,639	1,424
Deferred revenue, net of current portion	5,593	3,258
Income tax liability	1,160	60

Total liabilities	29,300	24,143

Stockholders’ equity:
Common stock	13	13
Additional paid-in capital	74,871	86,242
Deferred stock-based compensation	—	(331)
Retained earnings	34,279	23,866
Accumulated other comprehensive gain/(loss)	190	(58)

Total stockholders’ equity	109,353	109,732

Total liabilities and stockholders’ equity	$138,653	$133,875

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenue	$26,453	$30,481	$101,726	$100,692
Cost of revenue	9,704	8,349	35,002	29,859

Gross profit	16,749	22,132	66,724	70,833

Operating expenses:
Sales and marketing	9,438	7,865	38,277	32,890
Research and development	1,735	1,935	7,169	6,473
General and administrative	2,725	3,578	11,721	15,192
Litigation settlement	—	—	—	18,935

Total operating expenses	13,898	13,378	57,167	73,490

Income (loss) from operations	2,851	8,754	9,557	(2,657)
Interest and other income, net	1,001	981	4,207	3,596

Income before income taxes	3,852	9,735	13,764	939
Provision (benefit) for income taxes	229	2,620	3,260	(1,184)

Net income	$3,623	$7,115	$10,504	$2,123

Net income per share:
Basic	$0.28	$0.56	$0.80	$0.17

Diluted	$0.27	$0.50	$0.74	$0.15

Weighted-average number of shares used in per share calculations:
Basic	12,714	12,749	13,153	12,558

Diluted	13,561	14,346	14,228	14,278

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$3,624	$7,115	$10,504	$2,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	232	233	913	869
Change in deferred tax asset	(2,929)	919	(2,662)	(2,765)
Stock based compensation	1,322	1,311	5,627	4,542
Tax benefit from employee stock options	1,787	1,808	4,195	1,808
Excess tax benefit related to stock-based compensation expense	(1,789)	(1,032)	(3,652)	(1,032)
Other	52	(80)	248	(53)
Changes in assets and liabilities:
Accounts receivable	819	(397)	(1,066)	(2,980)
Inventories	(1,060)	338	(2,592)	(65)
Other current assets	1,108	1,296	747	1,026
Accounts payable	611	816	138	860
Accrued liabilities	(526)	761	367	4,175
Deferred rent	53	82	215	328
Deferred revenue	1,274	1,404	3,792	3,630
Income tax liability	456	—	116	—

Net cash provided by operating activities	5,034	14,574	16,890	12,466

Cash flows from investing activities:
Acquisition of property and equipment	(125)	(201)	(1,000)	(642)
Acquisition of intangibles	—	—	(20)	(1,218)
Proceeds from sales of marketable investments	20,460	11,219	69,103	23,522
Proceeds from maturities of marketable investments	4,950	22,746	31,508	99,439
Purchase of marketable investments, net	(33,057)	(42,649)	(100,017)	(132,456)

Net cash used in investing activities	(7,772)	(8,885)	(426)	(11,355)

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	627	2,021	4,138	4,397
Repurchase of common stock	—	—	(25,000)	—
Excess tax benefit related to stock-based compensation expense	1,789	1,032	3,652	1,032

Net cash (used in) provided by financing activities	2,416	3,053	(17,210)	5,429

Net (decrease) increase in cash and cash equivalents	(322)	8,742	(746)	6,540
Cash and cash equivalents at beginning of period	11,376	3,058	11,800	5,260

Cash and cash equivalents at end of period	$11,054	$11,800	$11,054	$11,800

Supplemental and non-cash disclosure of cash flow information:
Change in deferred stock-based compensation, net of terminations	$—	$(10)	$(9)	$(1,271)
Cash received for income taxes, net	$(1,319)	$(1,320)	$(808)	$(1,990)

CUTERA, INC.

CONSOLIDATED REVENUE HIGHLIGHTS

(in thousands, except percentage data)

(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2007	2006	Change	2007	2006	Change
Revenue By Geography:
United States	$15,368	$21,179	-27%	$64,084	$69,895	-8%
International	11,085	9,302	+19%	37,642	30,797	+22%

	$26,453	$30,481	-13%	$101,726	$100,692	+1%

Revenue By Product Category:
Products	$18,858	$25,969	-27%	$74,502	$84,695	-12%
Product upgrades	3,503	1,713	+104%	13,342	6,006	+122%
Service	2,820	1,772	+59%	9,128	5,890	+55%
Titan refills	1,272	1,027	+24%	4,754	4,101	+16%

	$26,453	$30,481	-13%	$101,726	$100,692	+1%

CUTERA, INC.

NON-GAAP RECONCILIATION OF NET INCOME AND NET INCOME PER SHARE

(in thousands, except per share data)

(unaudited)

	Three Months Ended 12/31/2007	Twelve Months Ended 12/31/2007
Net income	$3,623	$10,504

Non-GAAP adjustments to net income:
Stock-based compensation (a)	1,322	5,627
Income tax effect of stock-based compensation (b)	(693)	(1,963)

Total non-GAAP adjustments to net loss	629	3,664

Non-GAAP net income	$4,252	$14,168

Diluted net income per share	$0.27	$0.74
Non-GAAP adjustment to diluted income per share:
Stock-based compensation, net of income tax effect (a)(b)	0.05	0.26

Non-GAAP diluted net income per share	$0.32	$1.00

Weighted-average shares used to compute GAAP and Non-GAAP diluted net income per share	13,561	14,228

(a)	Includes all non-cash stock-based compensation charges recorded in accordance with SFAS 123 (R).
(b)	The income tax effect is based on the marginal tax impact of excluding the stock based compensation expenses from the tax provision.